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                                                                    Exhibit 99.1


NATIONAL WATERWORKS, INC. ANNOUNCES PRICING FOR TENDER OFFER
FOR ITS 10.50% SENIOR SUBORDINATED NOTES, SERIES B, DUE 2012

         WACO, TEXAS (August 23, 2005) - National Waterworks, Inc. (the "Company") announced today that it has determined the price for its previously announced and amended tender offer and consent solicitation for any and all of its outstanding $200,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes, Series B, due 2012 (the "Notes").

         As of August 3, 2005, 100% of the outstanding aggregate principal amount of the Notes have been tendered. Holders who have already tendered their Notes and delivered their consents may no longer withdraw their Notes or revoke their consents. The total consideration for the Notes validly tendered and not revoked by 5:00p.m., New York City time, on August 3, 2005, and accepted for payment will be $1,175.68 per $1,000 principal amount of the Notes. In addition to the total consideration payable in respect of the Notes purchased in the tender offer and consent solicitation, the Company will pay accrued and unpaid interest to, but not including, the payment date.

         The total consideration was determined as of 2:00p.m., New York City time, on August 23, 2005, by reference to a fixed spread of 50 basis points above the bid side yield on the 3.00% U.S. Treasury Note due November 15, 2007.

         The tender offer and consent solicitation will expire at 5:00p.m., New York City time, on August 25, 2005, unless extended. The payment date for Notes validly tendered and accepted for payment is expected to be Friday, August 26, 2005.

         Except as set forth above, all other provision of the tender offer and consent solicitation with respect to the Notes are as set forth in the Offer to Purchase and Consent Solicitation Statement dated July 1, 2005, as amended on July 19, 2005 and August 15, 2005. The Company reserves the right to further amend the tender offer and the consent solicitation in its sole discretion.

         The Company has retained J.P. Morgan Securities, Inc. to act as sole Dealer Manager for the new tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 834-3424 (collect) or (866) 834-4666 (toll free). Global Bondholder Services Corporation is the Information Agent and can be contacted at (212) 430-3774 (collect) or (866) 387-1500 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

         Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the Indenture. No recommendation is made as to whether holders of the Notes should tender their Notes.

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Safe Harbor Statement
---------------------

         Certain statements in this press release may contain forward-looking statements concerning the transactions described herein. These statements are based on the Company's current expectations and the Company can give no assurance that such expectations will prove to be correct.


CONTACT:   National Waterworks, Inc.
           Thomasville, GA
           Judy Barrow, (229) 227-8611
           judy.barrow@natlww.com






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